CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127635) of Gryphon Gold Corporation of our report dated June 29, 2011, with respect to the consolidated financial statements of Gryphon Gold Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 2011.

/s/ DeCoria, Maichel & Teague P.S.

DeCoria, Maichel & Teague P.S.
Spokane, Washington
June 29, 2011